Exhibit 10.15

IAMBIC THERAPEUTICS, INC.

CHANGE IN CONTROL AND SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

1. Introduction. The purpose of this Iambic Therapeutics, Inc. Change in Control and Severance Plan (the “Plan”) is to provide assurances of specified benefits to certain employees of the Company whose employment could be being involuntarily terminated under the circumstances described in the Plan. This Plan is adopted by the Board effective as of the Effective Date, and upon the Effective Date, this Plan will supersede any severance benefits which may be available to a Participant under an individual agreement between any member of the Company Group and the Participant which is in effect as of the Effective Date. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA. This document is both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

2. Important Terms. The following words and phrases, when the initial letter of the term is capitalized, will have the meanings set forth in this Section 2, unless a different meaning is plainly required by the context:

2.1 “Administrator” means the Company, acting through the Compensation Committee or another duly constituted and authorized committee of members of the Compensation Committee or the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 12, but only to the extent of such delegation.

2.2 “Board” means the Board of Directors of the Company.

2.3 “Cause” means, unless otherwise set forth in the Participant’s Participation Agreement, any of the following with respect to a Participant:(i) Participant’s unauthorized use or disclosure of the any member of the Company Group’s confidential information or trade secrets, (ii) Participant’s breach of any agreement between Participant and the Company (or member of the Company Group) that results in material harm to any member of the Company Group, (iii) Participant’s failure to comply with the written policies or rules of the Company (or Company Group member, if applicable) that results in material harm to the any member of the Company Group, (iv) Participant’s conviction after commencing employment with the Company (or Company Group member, if applicable) of, or plea of “guilty” or “no contest” to, a felony (or similar criminal offence under the laws of any applicable jurisdiction) or of a crime of moral turpitude (or similar criminal offence under the laws of any applicable jurisdiction), (v) Participant’s continuing failure to perform assigned duties (other than due to Participant’s physical or mental disability) after receiving written notification of the failure from the Board and Participant’s failure to cure such non-performance within ten (10) days of receiving the written notification from the Board, (vi) Participant’s failure to cooperate in good faith with a governmental or internal investigation of the Company (or any member of the Company Group) or its directors, officers or employees, if the Company has requested Participant’s cooperation, or (vii) Participant’s gross negligence or misconduct in the performance of Participant’s duties for the Company (or member of the Company Group, if applicable) that results in material harm to any member of the Company Group.

2.4 “Change in Control” has the meaning set forth in the Company’s 2026 Equity Incentive Plan, as amended from time to time and any successor thereto. Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.5 “Change in Control Period” means the time period beginning on the date that is 3 months prior to the Closing of a Change in Control and ending on the date that is 12 months following the Closing of such Change in Control.

2.6 “CIC Qualifying Termination” means a termination of a Participant’s employment with the Company (or any parent or subsidiary of the Company, if applicable) within the Change in Control Period by (i) the Participant for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company, if applicable) without Cause (excluding by reason of the Participant’s death or Disability).

2.7 “Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.

2.8 “Code” means the Internal Revenue Code of 1986, as amended.

2.9 “Company” means Iambic Therapeutics, Inc., a Delaware corporation, and any successor that assumes the obligations of the Company under the Plan, by way of merger, acquisition, consolidation or other transaction.

2.10 “Company Group” means the Company and any subsidiaries of the Company.

2.11 “Compensation Committee” means the Compensation Committee of the Board.

2.12 “Director” means a member of the Board.

2.13 “Disability” means a total and permanent disability as defined in Code Section 22(e)(3).

2.14 “Effective Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended, with respect to any class of the Company’s securities.

2.15 “Equity Awards” means a Participant’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.

2.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.17 “Good Reason” for a Participant’s resignation means the Participant resigns within ninety (90) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Participant’s express written consent: (i) a material reduction of Participant’s duties, position or responsibilities, or the removal of Participant from such position and responsibilities, either of which results in a material diminution of Participant’s authority, duties or responsibilities; (ii) a material reduction in Participant’s base salary; provided, however, that, a one-time reduction of annual base salary that also applies to substantially all other similarly situated executives of the Company shall not constitute “Good Reason” provided such reduction does not exceed 10%; (iii) a material change in the geographic location of the Participant’s primary work location that increases Participant’s one-way commute distance by more than thirty (30) miles from the Participant’s then present primary work location; provided, that a relocation to a location that is within thirty (30) miles from the Participant’s then-present primary residence will not be considered a material change in geographic location. Participant may not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

2.18 “Non-CIC Qualifying Termination” means a termination of a Participant’s employment with the Company (or any parent or subsidiary of the Company) other than within the Change in Control Period by (i) the Participant for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) without Cause (excluding by reason of the Participant’s death or Disability).

2.19 “Participant” means an employee of the Company or of any subsidiary of the Company who (a) has been designated by the Administrator to participate in the Plan either by position or by name and (b) has timely and properly executed and delivered a Participation Agreement to the Company.

2.20 “Participation Agreement” means the individual agreement (as will be provided in separate cover as Appendix A) provided by the Administrator to a Participant under the Plan, which has been signed and accepted by the Participant.

2.21 “Plan” means the Iambic Therapeutics, Inc. Change in Control and Severance Plan, as set forth in this document, and as hereafter amended from time to time.

2.22 “Qualifying Termination” means a CIC Qualifying Termination or a Non-CIC Qualifying Termination, as applicable.

2.23 “Salary” means the Participant’s annual base salary rate in effect immediately prior to the Participant’s Qualifying Termination (or if the Qualifying Termination is due to a resignation for Good Reason based on a material reduction in base salary, if applicable, then Participant’s annual base salary in effect immediately prior to the reduction) or, if the Participant’s Qualifying Termination is a CIC-Qualifying Termination and the amount is greater, at the level in effect immediately prior to the Change in Control.

2.24 “Section 409A Limit” means 200% of the lesser of: (i) the Participant’s annualized compensation based upon the annual rate of pay paid to the Participant during the Participant’s taxable year preceding the Participant’s taxable year of the Participant’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Participant’s employment is terminated.

2.25 “Severance Benefits” means the compensation and other benefits that the Participant will be provided in the circumstances described in Section 4.

2.26 “Target Bonus” means a Participant’s annual (or annualized, as applicable) target bonus in effect immediately prior to the Participant’s Qualifying Termination or, in the case of a CIC Qualifying Termination and the amount is greater, Participant’s annual (or annualized, if applicable) target bonus in effect immediately prior to the Change in Control.

3. Eligibility for Severance Benefits. A Participant is eligible for Severance Benefits, as described in Section 4, only if such Participant experiences a Qualifying Termination.

4. Qualifying Termination. Upon a Qualifying Termination, then, subject to the Participant’s compliance with Section 7, the Participant will be eligible to receive the following Severance Benefits as described in Participant’s Participation Agreement, subject to the terms and conditions of the Plan and the Participant’s Participation Agreement:

4.1 Cash Severance Benefits. Cash severance equal to the amount set forth in the Participant’s Participation Agreement and payable in cash at the time(s) specified the Participant’s Participation Agreement.

4.2 Continued Medical Benefits. If the Participant, and any spouse and/or dependents of the Participant (“Family Members”) has or have coverage on the date of the Participant’s Qualifying Termination under a U.S. group health plan sponsored by the Company, the Company will pay the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) during the period of time following the Participant’s employment termination, as set forth in the

Participant’s Participation Agreement, provided that the Participant validly elects and is eligible to continue coverage under COBRA for the Participant and Participant’s Family Members. However, if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company will in lieu thereof provide to the Participant a lump sum payment equal to the monthly COBRA premium (on an after-tax basis) that the Participant would be required to pay to continue the group health coverage in effect on the date of the Participant’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), multiplied by the number of months in the period of time set forth in the Participant’s Participation Agreement following the termination, which payments will be made regardless of whether the Participant elects COBRA continuation coverage. For the avoidance of doubt, the foregoing shall not apply to any Participant employed outside the United States.

4.3 Equity Award Vesting Acceleration Benefit. Only to the extent specifically provided in the Participant’s Participation Agreement, a portion of Participant’s Equity Awards will vest and, to the extent applicable, become immediately exercisable.

5. Accrued Compensation. On any termination of the Participant’s employment with the Company Group, the Participant will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to the Participant under any Company-provided plans, policies, and arrangements.

6. Limitation on Payments. In the event that the severance and other benefits provided for in this Plan or otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“280G Payments”), and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either:

(x) delivered in full, or

(y) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in the following order: (i) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A of the Code; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting equity awards that are subject to Section 409A as deferred compensation and (B) equity awards not subject to Section 409A. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of a Participant’s equity awards.

Unless the Company and Participant otherwise agree in writing, the Company will select a nationally recognized professional services firm (the “Firm”) to make any determination required under this Section 6. Such determinations will be made in writing by the Firm and any good faith determinations of the Firm will be conclusive and binding upon Participant and the Company. For purposes of making the calculations required by this Section 6 the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Participant and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 6. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 6. The Company will have no liability to the Participant for the determinations of the Firm.

7. Conditions to Receipt of Severance.

7.1 Release Agreement. As a condition to receiving the Severance Benefits, each Participant will be required to sign and not revoke a separation and release of claims agreement in a form provided by the Company, which may include an agreement not to disparage any member of the Company Group, non-solicit provisions, an agreement to assist in any litigation matters, and other standard terms and conditions (the “Release”) and to comply with all terms and requirements set forth in such Release. In all cases, the Release must become effective and irrevocable no later than the 60th day following the Participant’s Qualifying Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Participant will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.

7.2 Confidential Information. A Participant’s receipt of Severance Benefits will be subject to the Participant continuing to comply with the terms of any confidentiality, proprietary information and inventions agreement (or similar agreement) between the Participant and the Company, including any post-termination restrictive covenants set forth therein or in a separate agreement between the Participant and the Company (or any member of the Company Group).

7.3 Non-Disparagement. As a condition to receiving Severance Benefits under this Plan, the Participant agrees that following the Participant’s termination, the Participant will not knowingly and materially disparage, libel, slander, or otherwise make any materially derogatory statements regarding the Company Group or any of its officers or directors. Notwithstanding the foregoing, nothing contained in the Plan will be deemed to restrict the Participant from providing information to any governmental or regulatory agency or body (or in any way limit the content of any such information) to the extent the Participant is required to provide such information pursuant a subpoena or as otherwise required by applicable law or regulation, or in accordance with any governmental investigation or audit relating to the Company.

7.4 Resignation of all Positions. A Participant’s receipt of Severance Benefits will be subject to the Participant resigning from all officer, director or other service positions with all members of the Company Group and Participant executing any documents the Company may require in connection with the same, unless the Administrator specifically provides otherwise in writing to the Participant.

7.5 Return of Company Property. A Participant’s receipt of Severance Benefits will be subject to the Participant returning all documents and other property provided to the Participant by any member of the Company Group (with the exception of a copy of the Company employee handbook and personnel documents specifically relating to the Participant), developed or obtained by the Participant in connection with the Participant’s employment or service with the Company Group, or otherwise belonging to the Company Group.

7.6 Other Requirements. Severance Benefits under this Plan shall terminate immediately for a Participant if such Participant, at any time, violates any such agreement and/or the provisions of this Section 7.

7.7 Clawback. All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with the following, to the extent applicable and permissible under applicable law: (i) the Company’s Compensation Recovery Policy (as amended from time to time) and (ii) any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

8. Timing of Severance Benefits. Unless otherwise provided in a Participant’s Participation Agreement, provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 10, the Severance Benefits will be paid, or in the case of installments, will commence, on the first Company payroll date following the Release Deadline Date (such payment date, the “Severance Start Date”), and any Severance Benefits otherwise payable to the Participant during the period immediately following the Participant’s termination of employment with the Company through the Severance Start Date will be paid in a lump sum to the Participant on the Severance Start Date, with any remaining payments to be made as provided in this Plan and the Participant’s Participation Agreement.

9. Exclusive Benefit. Except as otherwise specifically provided in Appendix A, the Severance Benefits shall be the exclusive benefit for a Participant related to termination of employment with the Company (or any parent or subsidiary).

10. Section 409A.

10.1 Notwithstanding anything to the contrary in this Plan, no Severance Benefits to be paid or provided to a Participant, if any, under this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until the Participant has a “separation from service” within the meaning of Section 409A.

Similarly, no Severance Benefits payable to a Participant, if any, under this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A‑1(b)(9) will be payable until the Participant has a “separation from service” within the meaning of Section 409A.

10.2 It is intended that none of the Severance Benefits will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 10.4 below or resulting from an involuntary separation from service as described in Section 10.4 below. In no event will a Participant have discretion to determine the taxable year of payment of any Deferred Payment.

10.3 Notwithstanding anything to the contrary in this Plan, if a Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first 6 months following the Participant’s separation from service, will become payable on the date 6 months and 1 day following the date of the Participant’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of the Participant’s death following the Participant’s separation from service, but before the 6 month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

10.4 Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Section 10.

10.5 Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of this Section 10.

10.6 The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in the Plan, including but not limited to Sections 12 and 14, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Participants, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of Severance Benefits or imposition of any additional tax. In no event will any member of the Company Group reimburse a Participant for any taxes or other costs that may be imposed on the Participant as result of Section 409A.

11. Withholdings. The Company will withhold from any Severance Benefits all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

12. Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in the Administrator’s sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. The Administrator shall have the exclusive discretion and authority to establish rules, forms and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1 and subject to Section 13 below, the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.

13. Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 12, each such officer will not be excluded from participating in the Plan if otherwise eligible, but shall not be entitled to act upon or make determinations regarding any matters pertaining to Participants who are not officers of the Company (as defined in Section 16 of the Securities Exchange Act of 1934, as amended from time to time and Rule 16a-1 thereunder) or pertaining to such officer’s own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

14. Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Participant and without regard to the effect of the amendment or termination on any Participant or on any other individual, subject to the following; provided, however, that any amendment or termination of the Plan that is materially detrimental to a Participant prior to such amendment or termination of the Plan will not be effective with respect to such Participant without such Participant’s prior written consent. Any amendment or termination of the Plan will be in writing. Notwithstanding the foregoing, any amendment to the Plan that (a) causes an individual to cease to be a Participant, or (b) reduces or alters to the detriment of the Participant the Severance Benefits potentially payable to that Participant (including, without limitation, imposing additional conditions or modifying the timing of payment), will not be effective without that Participant’s written consent. Any action of the Company in amending or terminating the Plan will be taken in a non‑fiduciary capacity.

15. Claims and Appeals.

15.1 Claims Procedure. Any employee or other person who believes such individual is entitled to any Severance Benefits may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of such claimant’s Severance Benefits or (ii) the date the claimant learned that the claimant will not be entitled to any Severance Benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90 day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

15.2 Appeal Procedure. If the claimant’s claim is denied, the claimant (or the claimant’s authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

16. Attorneys’ Fees. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan.

17. Source of Payments. All payments under the Plan will be paid from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

18. Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

19. No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Participant may be entitled to Severance Benefits depending upon the circumstances of such Participant’s termination of employment.

20. Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

21. Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of Delaware (but not its conflict of laws provisions).

22. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

23. Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

24. Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of any members of the Company Group, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

25. Protected Activity Not Prohibited. Nothing in this Plan or a Participant’s Participation Agreement will in any way limit or prohibit the Participant from engaging in any Protected Activity. “Protected Activity” includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any national, federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct Participant has reason to believe is unlawful. Notwithstanding the foregoing, the Participant agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. The Participant further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Participant is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Finally, nothing herein constitutes a waiver of any rights Participant may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act (“NLRA”). For purposes of clarity, nothing herein shall be interpreted to impair or limit Participant’s participation in any legally protected activities, such as (i) forming, joining, or supporting labor unions, (ii) bargaining collectively through representatives of employees’ choosing, (iii) discussing wages, benefits, or terms and conditions of employment, and (iv) discussing, or raising complaints about, working conditions for the purpose of mutual aid or protection of Participant or the Company’s other current or former employees, to the extent such activities are protected by Section 7 of the NLRA. By executing a Participation Agreement, Participant acknowledges that Participant understands that nothing in the Plan or Participant’s Participation Agreement shall limit or prohibit Participant from engaging in any protected conduct set forth in this section.

26. Additional Information.

Plan Name:	Iambic Therapeutics, Inc. Change in Control and Severance Plan

Plan Sponsor:	Iambic Therapeutics, Inc. 5627 Oberlin Drive, Suite 120 San Diego, California 92121 (619) 330-5499

Identification Numbers:	EIN: 84-3364168 PLAN:

Plan Year:	Company’s fiscal year

Plan Administrator:

Iambic Therapeutics, Inc.
Attention: Administrator of the Iambic Therapeutics, Inc. Change in Control and Severance Plan
Iambic Therapeutics, Inc.
5627 Oberlin Drive, Suite 120

San Diego, California 92121

(619) 330-5499

Agent for Service of	Iambic Therapeutics, Inc.
Legal Process:	Attention: Chief Financial Officer Iambic Therapeutics, Inc. 5627 Oberlin Drive, Suite 120 San Diego, California 92121 (619) 330-5499 Service of process also may be made upon the Administrator.

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan

Plan Costs:	The cost of the Plan is paid by the Company.

27. Statement of ERISA Rights.

As a Participant under the Plan, you have certain rights and protections under ERISA:

You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s human resources department.

You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Participants. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Section 15 above.)

Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

[Appendix A Participation Agreement for C-suite level Participants]

Appendix A

Iambic Therapeutics, Inc. Change in Control and Severance Plan
Participation Agreement

Iambic Therapeutics, Inc. (the “Company”) is pleased to inform you, the undersigned, that you have been selected to participate in the Company’s Change in Control and Severance Plan (the “Plan”) as a Participant.

A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan [, except that the definition of “Cause” and “Good Reason” in the Plan shall be superseded by the definition below]1. The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits. As described more fully in the Plan, you may become eligible for certain Severance Benefits if you experience a Qualifying Termination under the circumstances described below.

1. Non-CIC Qualifying Termination. If you are subject to a Non-CIC Qualifying Termination, subject to the terms and conditions of the Plan, you will receive:

(a) Cash Severance Benefits. A lump sum payment equal to [•]2 months of your Salary (less applicable withholding taxes).

(b) Continued Medical Benefits. Payment of premiums for continued health coverage under COBRA or a taxable lump sum payment in lieu of reimbursement, as applicable, and as described in Section 4.2 of the Plan will be provided for a period of twelve (12) months following the date of your Qualifying Termination. The foregoing shall not apply if you are employed outside the United States at the date of your Qualifying Termination.

(c) [Equity Award Vesting Acceleration. Any unvested Equity Awards that would have become vested during the 12 month period following your termination of employment had you remained employed during such period will become vested in full and, to the extent applicable, become immediately exercisable (it being understood that forfeiture of any equity awards due to termination of employment will be tolled to the extent necessary to implement this subsection. If, however, an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria that have not been achieved as of the Qualifying Termination, then such Equity Awards shall be treated as set forth

1 [For CEO and CTO only]

2 For CEO (24 months); for CTO (18 months); for CFO, CMO, and CSO (12 months). For any UK-based employee, this amount should be reduced by an amount equal to the notice period specified in their contract of employment.

in the terms of the award agreements governing such awards, provided that, to the extent such performance-vesting Equity Awards are stock options, then such options shall remain outstanding and eligible to vest upon achievement of such performance criteria for up to the 12 months following the Qualifying Termination (subject to earlier termination as a result of reaching the options’ expiration date or in connection with a change in control or other event pursuant to the terms of the equity plan under which the award was granted).]3

2. CIC Qualifying Termination. If you are subject to a CIC Qualifying Termination, subject to the terms and conditions of the Plan, you will receive:

(a) Cash Severance Benefits. A lump-sum payment equal to the sum of [•]4 months of your Salary [plus your annual Target Bonus]5 in effect for the year of the CIC Qualifying Termination (less applicable withholding taxes).

(b) Continued Medical Benefits. Payment of premiums for continued health coverage under COBRA or a taxable lump sum payment in lieu of reimbursement, as applicable, and as described in Section 4.2 of the Plan, will be provided for a period of [•]6 months following the date of your Qualifying Termination. The foregoing shall not apply if you are employed outside the United States at the date of your Qualifying Termination.

(c) Equity Award Vesting Acceleration. 100% of your then-outstanding and unvested Equity Awards will become vested in full and, to the extent applicable, become immediately exercisable (it being understood that forfeiture of any equity awards due to termination of employment will be tolled to the extent necessary to implement this subsection (c)). If, however, an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then unless otherwise specified in the applicable award agreement governing such award, the Equity Award will vest as to 100% of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).

3. Non-Duplication of Payment or Benefits. If (a) your Qualifying Termination occurs prior to a Change in Control that qualifies you for Severance Benefits under Section 1 of this Participation Agreement and (b) a Change in Control occurs within the 3-month period following your Qualifying Termination that qualifies you for the superior Severance Benefits under Section 2 of this Participation Agreement, then (i) you will cease receiving any further payments or benefits under Section 1 of this Participation Agreement and (ii) the Cash Severance Benefits, Continued Medical Benefits, and Equity Award Vesting Acceleration, as applicable, otherwise payable under Section 2 of this Participation Agreement each will be offset by the corresponding payments or benefits you already received under Section 1 of this Participation

3 For CEO and CTO only

4 For CEO (24 months); for CTO (18 months); for CFO, CMO, and CSO (12 months). For any UK-based employee, this amount should be reduced by an amount equal to the notice period specified in their contract of employment.

5 For CFO, CSO, and CMO only.

6 For CEO (18 months); for CFO, CMO, CSO, and CTO (12 months).

Agreement in connection your Qualifying Termination (if any). Notwithstanding any provision of this Participation Agreement to the contrary, if you are entitled to any cash severance, continued health coverage benefits, or vesting acceleration of any equity awards (other than under this Participation Agreement) by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by or to which any member of the Company Group is a party (“Other Benefits”), then the corresponding severance payments and benefits under this Participation Agreement will be reduced by the amount of Other Benefits paid or provided to you.

7[The definition of “Cause” in the Plan shall be replaced with the following: “Cause” means any of the following (i) Participant’s material breach or violation of Participant’s employment agreement or employment offer letter with the Company or any other written agreement between Participant and the Company, which breach is not cured within thirty (30) days of written notice from the Company (provided that no notice shall be required in the case of any breach or violation not capable of being cured); (ii) Participant’s refusal to abide by the good faith written directives of the Board which are consistent with Participant’s duties and which would not require a violation of any applicable legal requirements or ethical standards; (iii) unauthorized disclosure or misuse of the Company’s confidential or proprietary information or other intellectual property or breach of any confidentiality agreement or invention assignment agreement between the Company and Participant; (iv) Participant’s material violation of any federal or state law or regulation that the Company reasonably determines is materially detrimental to the business, reputation, or goodwill of the Company during the course of Participant’s employment with the Company; (v) Participant’s conviction of or plea of nolo contendere to a felony or crime involving moral turpitude that harms the Company or its reputation or Participant’s commission of any other act involving dishonesty, material disloyalty or fraud that harms the Company or its reputation during the course of Participant’s employment with the Company; or (vi) Participant’s reporting to work under the influence of abuse of alcohol or drugs (legal or illegal) that, in the Company’s reasonable judgment, causes a material disruption to the business of the Company; provided, however, that following written notice from the Company of the occurrence of any event in clauses (i), (ii), (iii), (iv), and (vi), Participant shall be entitled to a thirty (30)-day period to cure such occurrence prior to being subject to termination for Cause.]

4. Transfer Between Members of the Company Group. For purposes of the Plan, if you are involuntarily transferred from one member of the Company Group to another, the transfer will not be a termination without Cause (but may give you the ability to resign for Good Reason, to the extent applicable).

5. Resignation. The termination of your employment for any reason will constitute, without any further required action by the Participant, your voluntary resignation from all officer and/or director positions held at any member of the Company group, and at the Boards request, you will execute any documents reasonably necessary to reflect the resignation.

6. Exclusive Remedy. In the event of a termination of your employment with the Company Group, the provisions of this Participation Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which you may otherwise be entitled,

7 For CEO only.

whether at law, tort or contract, or in equity. You will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in the Plan and this Participation Agreement.

7. Exclusive Benefit. In accordance with Section 9 of the Plan, the benefits, if any, provided under this Plan will be the exclusive benefits for you related to your termination of employment with the Company and/or a change in control of the Company and will supersede and replace any severance and/or change in control benefits set forth in any offer letter, employment or severance agreement and/or other agreement between you and the Company, including any equity award agreement. For the avoidance of doubt, this Participation Agreement and the Plan supersede any severance and/or change in control benefits to which you may have been eligible pursuant to any Company severance and/or change in control plan, policy or practice (whether or not subject to ERISA) or individual change in control and/or severance agreement, employment agreement or other agreement with the Company.

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period, and otherwise comply with the requirements under Section 7 of the Plan.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Change in Control and Severance Plan and Summary Plan Description; (2) you have carefully read this Participation Agreement and the Change in Control and Severance Plan and Summary Plan Description and you acknowledge and agree to its terms in accordance with the terms of the Plan and this Participation Agreement; and (3) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

[Signature page follows]

IAMBIC THERAPEUTICS, INC.	PARTICIPANT

Signature	Signature

Name	Name

Title	Date

Attachment: Iambic Therapeutics, Inc. Change in Control and Severance Plan and Summary Plan Description

[Signature page to the Participation Agreement]

[Appendix A Participation Agreement for SVP and VP level Participants]

Appendix A

Iambic Therapeutics, Inc. Change in Control and Severance Plan
Participation Agreement

Iambic Therapeutics, Inc. (the “Company”) is pleased to inform you, the undersigned that you have been selected to participate in the Company’s Change in Control and Severance Plan (the “Plan”) as a Participant.

A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan. The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits. As described more fully in the Plan, you may become eligible for certain Severance Benefits if you experience a Qualifying Termination under the circumstances described below.

1. Non-CIC Qualifying Termination. If you are subject to a Non-CIC Qualifying Termination, subject to the terms and conditions of the Plan, you will receive:

(a) Cash Severance Benefits. A lump sum payment equal to six (6) months of your Salary (less applicable withholding taxes).

(b) Continued Medical Benefits. Payment of premiums for continued health coverage under COBRA or a taxable lump sum payment in lieu of reimbursement, as applicable, and as described in Section 4.2 of the Plan will be provided for a period of six (6) months following the date of your Qualifying Termination. The foregoing shall not apply if you are employed outside the United States at the date of your Qualifying Termination.

2. CIC Qualifying Termination. If you are subject to a CIC Qualifying Termination, subject to the terms and conditions of the Plan, you will receive:

(a) Cash Severance Benefits. A lump-sum payment equal to the sum of: (i) [•]8 months of your Salary plus (ii) your annual Target Bonus in effect for the year of the CIC Qualifying Termination (less applicable withholding taxes).

8 For SVPs (9 months); for VPs (6 months). For any UK-based employee, this amount should be reduced by an amount equal to the notice period specified in their contract of employment.

(b) Continued Medical Benefits. Payment of premiums for continued health coverage under COBRA or a taxable lump sum payment in lieu of reimbursement, as applicable, and as described in Section 4.2 of the Plan, will be provided for a period of [•]9 months following the date of your Qualifying Termination. The foregoing shall not apply if you are employed outside the United States at the date of your Qualifying Termination.

(c) Equity Award Vesting Acceleration. 100% of your then-outstanding and unvested Equity Awards will become vested in full and, to the extent applicable, become immediately exercisable (it being understood that forfeiture of any equity awards due to termination of employment will be tolled to the extent necessary to implement this subsection (c)). If, however, an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then unless otherwise specified in the applicable award agreement governing such award, the Equity Award will vest as to 100% of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).

For clarity, you shall not be entitled to benefits under this Section if you incur a Non-CIC Qualifying Termination.

3. Non-Duplication of Payment or Benefits. If (a) your Qualifying Termination occurs prior to a Change in Control that qualifies you for Severance Benefits under Section 1 of this Participation Agreement and (b) a Change in Control occurs within the 3-month period following your Qualifying Termination that qualifies you for the superior Severance Benefits under Section 2 of this Participation Agreement, then (i) you will cease receiving any further payments or benefits under Section 1 of this Participation Agreement and (ii) the Cash Severance Benefits, Continued Medical Benefits, and Equity Award Vesting Acceleration, as applicable, otherwise payable under Section 2 of this Participation Agreement each will be offset by the corresponding payments or benefits you already received under Section 1 of this Participation Agreement in connection your Qualifying Termination (if any). Notwithstanding any provision of this Participation Agreement to the contrary, if you are entitled to any cash severance, continued health coverage benefits, or vesting acceleration of any equity awards (other than under this Participation Agreement) by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by or to which any member of the Company Group is a party (“Other Benefits”), then the corresponding severance payments and benefits under this Participation Agreement will be reduced by the amount of Other Benefits paid or provided to you.

4. Transfer Between Members of the Company Group. For purposes of the Plan, if you are involuntarily transferred from one member of the Company Group to another, the transfer will not be a termination without Cause (but may give you the ability to resign for Good Reason, to the extent applicable).

9 For SVPs (9 months); for VPs (6 months). For any UK-based employee, this amount should be reduced by an amount equal to the notice period specified in their contract of employment.

5. Resignation. The termination of your employment for any reason will constitute, without any further required action by the Participant, your voluntary resignation from all officer and/or director positions held at any member of the Company group, and at the Boards request, you will execute any documents reasonably necessary to reflect the resignation.

6. Exclusive Remedy. In the event of a termination of your employment with the Company Group, the provisions of this Participation Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which you may otherwise be entitled, whether at law, tort or contract, or in equity. You will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in the Plan and this Participation Agreement.

7. Exclusive Benefit. In accordance with Section 9 of the Plan, the benefits, if any, provided under this Plan will be the exclusive benefits for you related to your termination of employment with the Company and/or a change in control of the Company and will supersede and replace any severance and/or change in control benefits set forth in any offer letter, employment or severance agreement and/or other agreement between you and the Company, including any equity award agreement. For the avoidance of doubt, this Participation Agreement and the Plan supersede any severance and/or change in control benefits to which you may have been eligible pursuant to any Company severance and/or change in control plan, policy or practice (whether or not subject to ERISA) or individual change in control and/or severance agreement, employment agreement or other agreement with the Company.

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period, and otherwise comply with the requirements under Section 7 of the Plan.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Change in Control and Severance Plan and Summary Plan Description; (2) you have carefully read this Participation Agreement and the Change in Control and Severance Plan and Summary Plan Description and you acknowledge and agree to its terms in accordance with the terms of the Plan and this Participation Agreement; and (3) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

[Signature page follows]

IAMBIC THERAPEUTICS, INC.	PARTICIPANT

Signature	Signature

Name	Name

Title	Date

Attachment: Iambic Therapeutics, Inc. Change in Control and Severance Plan and Summary Plan Description

[Signature page to the Participation Agreement]